Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Infinera Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt Convertible into Equity	3.75% Convertible Senior Notes due 2028	Rule 457(o) and Rule 457(r)	$100,000,000	100%	$100,000,000.00	0.0001102	$11,020.00

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(i)(1)	14,711,830 (2)	(2)	(2)	0.0001102	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$100,000,000.00		$11,020.00

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$11,020.00

(1)

Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the Common Stock issuable upon conversion of the Company’s 3.75% Convertible Senior Notes due 2028 (the “Notes”) registered hereby because no additional consideration will be received in connection with the conversion.

(2)

Includes the maximum number of shares of Common Stock issuable upon conversion of $100,000,000 aggregate amount of the Notes. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.